EXHIBIT (a)(1)(vi)

Indevus Pharmaceuticals, Inc.

July     , 2007

To Holders of Indevus Pharmaceuticals, Inc. 6.25% Convertible Senior Notes due July 2008:

Indevus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is offering (the “Exchange Offer”) to exchange up to $72,000,000 aggregate principal amount of its newly issued 6.25% Convertible Senior Notes due July 2009 (the “New Notes”), for a like principal amount of our outstanding 6.25% Convertible Senior Notes due July 2009 (the “Old Notes”), subject to the terms and conditions set forth in the offer to exchange, filed as exhibit (a)(1)(i) to the Schedule TO, filed by the Company on July 6, 2007, and any amendments or supplements thereto (the “Offer to Exchange”), and the related Letter of Transmittal (the “Letter of Transmittal”).

Except as set forth in the Offer to Exchange under the caption “Summary—Material Differences Between the Old Notes and the New Notes,” the terms of the New Notes are identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer. The Old Notes were issued on July 16, 2003.

Please read carefully the Offer to Exchange, the Letter of Transmittal and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by validly tendering, or causing the valid tender of, their Old Notes using the procedures described in the Offer to Exchange, in the accompanying Letter of Transmittal, and all other required documentation, to The Bank of New York Trust Company, N.A., the exchange agent (the “Exchange Agent”), for the Exchange Offer.

If you have questions regarding the terms of the Exchange Offer, please direct your questions to the Exchange Agent at (212) 815-8394.

Thank you for your time and effort in reviewing this request.

Very truly yours,

Indevus Pharmaceuticals, Inc.

Enclosures